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[WORLD ACCESS, INC. LOGO]

                                                                    News Release

                            SUMMARY:        WORLD ACCESS, INC. ACQUIRES
                                            MAJORITY STAKE IN NACT
                                            TELECOMMUNICATIONS, INC.

                            CONTACT:        Steven A. Odom      Chairman & CEO
                                            Hensley E. West     President  & COO
                                            Mark A. Gergel      Exec. VP  & CFO
                                            (404) 231-2025

FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA -February 27, 1998 - WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has acquired 5,113,712 shares of NACT Telecommunications, Inc. (NASDAQ: NACT) common stock from GST USA, Inc., a wholly owned subsidiary of GST Telecommunications, Inc. (AMEX: GST) for $17.50 per share, or approximately $89.5 million. The purchase price consisted of $59.6 million in cash and 1,429,907 shares of World Access common stock. World Access now directly owns 67.3% of NACT.

Earlier this week, World Access announced that it had signed a definitive merger agreement with NACT to acquire the remaining 32.7% of NACT common shares currently held by public stockholders. Pursuant to the terms of the merger agreement, World Access will pay $17.50 per share of NACT common stock, or approximately $46.6 million, through the issuance of new shares of World Access common stock. The merger is subject to, among other things, approval of the NACT stockholders and the satisfaction of other customary conditions.

NACT Telecommunications, Inc., based in Provo Utah, is a leading single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. NACT's products include the STX tandem switching system, the NTS billing system and Facilities Management Services (FMS). NACT's customers include national and international long distance carriers, prepaid debit and prepaid cellular network operators, international callback/reorigination providers and other specialty telecommunications service providers.

World Access, Inc. develops, manufactures and markets wireline and wireless OPswitching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

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